Exhibit 99.1

Stewart Reports Results for the First Quarter 2016

- Total title revenues increased 1.9 percent

- Commercial revenues increased 3.9 percent

- Total operating revenues decreased 2.5 percent

- Title segment pretax results improved $10.4 million or 91.3 percent

HOUSTON, April 21, 2016 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported a net loss attributable to Stewart of $11.2 million, or $0.48 per diluted share, for the first quarter 2016 compared to a net loss attributable to Stewart of $12.4 million, or $0.52 per diluted share, for the first quarter 2015.

Pretax loss before noncontrolling interests for the first quarter 2016 was $15.7 million as compared to pretax loss of $18.9 million for the first quarter 2015.

Effective in the first quarter 2016, we are revising the presentation of our operating segments to reflect two segments: title, and corporate and other. Our centralized title services business, formerly included in the mortgage services segment, is now included in the title segment. The remaining operations of the former mortgage services segment, principally valuation services, government services, and loan file review and audit, are not material, in the aggregate, for separate segment presentation and are now included within the corporate and other segment. Also, costs of our centralized internal services departments are now fully charged to the respective operating businesses, and corporate operations consist principally of the parent holding company and certain other enterprise-wide overhead costs. The new operating segments reflect the current manner that we use in allocating resources and assessing performance of our businesses. For segment reporting purposes, 2015 segment results discussed herein have been restated to conform to the new presentation, and we have included restated segment results for the quarters of 2015 in Appendix B.

First quarter 2016 results were impacted by:

  $2.8 million recorded in the corporate and other segment relating to our previously announced exit of the delinquent loan servicing operations (including a $1.3 million realized loss associated with early lease termination costs),
  $2.2 million recorded in the corporate and other segment for costs associated with the Class B common stock conversion and the previously disclosed life insurance settlement,
  $3.6 million of litigation expense recorded in the corporate and other segment, and
  $1.6 million net realized gain due to changes in estimated contingent consideration associated with certain prior year acquisitions (realized gain of $3.6 million recorded in the corporate and other segment and realized loss of $2.0 million recorded in the title segment).

First quarter 2015 results were impacted by:

  $8.5 million of aggregate costs, recorded primarily in the corporate and other segment, related to the cost management program and shareholder settlement, and
  $11.8 million of reserve strengthening charges in the title segment related to large losses on prior year title policies.

"Our first quarter 2016 results reflected continued positive results in our title operations," said Matthew W. Morris, chief executive officer. "The financial impact from the previously announced exit of our delinquent loan servicing operations met expectations. Total title revenues increased 1.9 percent, while mortgage services revenues declined 46.0 percent, causing overall operating revenues to decline 2.5 percent. However, relative to last year's first quarter, we benefited from our cost management program completed in the third quarter 2015 with total employee costs declining at a much higher rate than the decline in operating revenues, 7.2 percent compared to 2.5 percent."

"Looking forward, we are pleased to report the completion of the delinquent loan servicing wind down, allowing us to focus on growth and efficiencies in our title business. We are mindful of significantly falling refinancing transactions and continue to seek operational improvements that will lower unit production costs and enhance contribution margins, specifically in our centralized title operations and valuation services. We also continue to actively pursue our enterprise sales initiatives, and, while still in the investment stage, we are encouraged by the results so far in our targeted markets."

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts):

	First Quarter
	2016	2015

Total revenues	438.2	448.9

Pretax loss before noncontrolling interests	(15.7)	(18.9)
Income tax benefit	(6.6)	(7.5)
Net loss attributable to Stewart	(11.2)	(12.4)
Net loss per diluted share attributable to Stewart	(0.48)	(0.52)

Title Segment

Our title segment revenues, which now include revenues from our centralized title services, were $413.2 million for the first quarter 2016, an increase of 1.5 percent from the first quarter 2015 and a decrease of 12.7 percent from the fourth quarter 2015. In the first quarter 2016, the title segment generated a pretax loss of $1.0 million, a (0.2) percent margin, compared to the first quarter 2015 pretax loss of $11.4 million, a (2.8) percent margin. As discussed earlier, the first quarter 2016 results include the $2.0 million realized loss, while the first quarter 2015 results included $11.8 million of reserve strengthening charges. Following the usual seasonal pattern, the first quarter 2016 pretax income declined sequentially from the pretax income of $12.3 million, a 2.6 percent margin, reported in the fourth quarter 2015.

"Our title segment continues to show year over year improvement in pretax margin, generating positive operating earnings, despite the first quarter traditionally being the weakest residential resale volume quarter of the year and, in addition, facing headwinds stemming from declining refinance volume and continued industry inefficiencies related to the new integrated disclosure requirements," continued Morris. "While our centralized title operations were strongly affected by a 28 percent decline in revenues, our agency operations reported solid increases both in gross revenues and in remittance rates. Domestic commercial revenues continued to show year over year growth. We believe the negative impact of the integrated disclosure rules introduced last October moderated during the quarter, and we don't expect this to materially influence operations going forward. We will maintain our focus on disciplined and accountable sales growth and cost management to further improve margins and reduce risks."

Revenues from direct operations for the first quarter 2016 decreased by approximately 2.0 percent compared to the same quarter last year, and, following the usual seasonal pattern, were down 15.8 percent from the fourth quarter 2015.

Direct revenue information is presented below (dollars in millions):

	Three Months Ended March 31,
	2016	2015	% Change

Commercial
Domestic	38.7	37.0	4.6%
International	4.0	4.1	(2.4)%
Non-commercial
Domestic	128.5	134.1	(4.2)%
International	14.8	14.6	1.4%

Total Direct Revenues	186.0	189.8	(2.0)%

Non-commercial domestic revenues include centralized title operations and purchase transactions, revenues from which increased approximately 1.0 percent. International revenues grew on a local currency basis; however, the strengthening of the U.S. dollar offset this increase resulting in about the same total international direct revenues in the first quarter 2016 as compared to the prior year quarter. Revenues from independent agency operations increased by 5.4 percent in the first quarter 2016 compared to the first quarter 2015 and decreased sequentially 9.9 percent from the fourth quarter 2015. Net of agency retention, first quarter 2016 independent agency revenues increased 9.1 percent compared to the first quarter 2015, and declined sequentially 13.9 percent from the fourth quarter 2015.

Total orders closed in the first quarter 2016 declined 12.9 percent compared to the first quarter 2015. Opened refinance orders for the first quarter 2016 declined 39.1 percent compared to the first quarter 2015. Commercial opened and closed orders declined 22.4 percent and 23.9 percent, respectively; preliminary industry data indicates U.S. commercial property sales fell approximately 27 percent from a year earlier (first quarter 2015 was the second strongest first quarter on record for commercial property sales). Detailed opened and closed order information is provided in the accompanying financial tables, breaking out orders by categories and months. Although international commercial orders are included in the commercial category, only closed orders are represented in the opened and closed order totals and international non-commercial orders are not included.

Corporate and Other Segment

Revenues generated by our corporate and other segment declined to $25.1 million in the first quarter 2016 from $42.0 million in the first quarter 2015 and increased from $24.1 million in the fourth quarter 2015. The revenue decline from the first quarter 2015 is primarily attributable to reduced volumes within our delinquent loan servicing operations as that business was wound-down. The segment reported a pretax loss of $14.7 million in the first quarter 2016 as compared with pretax losses of $7.5 million and $9.2 million in the first and fourth quarters 2015, respectively. Included in the pretax loss for the first quarter 2016 is approximately $5.6 million of expenses attributable to parent company and corporate overhead as well as approximately $5.0 million in non-operating charges and a $3.6 million realized gain mentioned above. First quarter 2016 results also include $3.6 million of litigation-related expense and $0.8 million of operating losses (excluding charges) associated with the delinquent loan servicing operations.

We completed the previously announced exit of the delinquent loan servicing operations on schedule as of the end of the quarter. We incurred $2.8 million of exit-related costs during the first quarter 2016 which included $1.3 million of early lease termination charges, $1.1 million of accelerated depreciation and $0.4 million of severance expenses. We recognized approximately $6.4 million of charges related to the exit from these operations, in line with our previously disclosed estimate of $5.0 - $7.0 million.

"During the first quarter, we restructured and streamlined the management of our mortgage services operations to allow for greater collaboration between our centralized and other title business and we also targeted improvement efforts for all ancillary businesses serving the mortgage community," Morris noted. "This change in organizational structure also resulted in the realignment of our segment reporting as discussed above. With this restructuring, as well as finalizing the exit of our delinquent loan servicing operations, we continue to expect these operations to return to profitability in the second quarter with margin growth on track for further improvement in the back half of the year."

Expenses

Employee costs for the first quarter 2016 decreased $12.3 million, or 7.6 percent, from the first quarter 2015 and decreased sequentially $9.5 million, or 5.9 percent, from the fourth quarter 2015 as a result of our recently-completed cost management program as well as reductions in force tied to volume declines. Average employee counts decreased approximately 7.2 percent and 3.1 percent from the first and fourth quarters 2015, respectively. First quarter 2016 employee costs include $0.4 million of severance charges, while the first quarter 2015 results included $1.1 million of severance charges. Excluding the impact of severance in both periods, employee costs fell 7.2 percent compared to the 2.5 percent decline in operating revenue. As a percentage of total operating revenues, employee costs were 34.7 percent, an improvement of 190 basis points compared to 36.6 percent in the prior year quarter and an increase of 250 basis points compared to 32.2 percent in the fourth quarter 2015.

Other operating expenses for the first quarter 2016 decreased $1.1 million (or 1.2 percent) and $7.7 million (or 8.1 percent) from the first and fourth quarters 2015, respectively. During the quarter, we incurred other operating expenses of $2.2 million associated with the previously reported life insurance settlement and Class B common stock conversion. During the first quarter 2015, we incurred an aggregate $7.4 million of other operating expenses related to the cost management program and the shareholder settlement. First quarter 2016 other operating expenses, the majority of which are fixed in nature and now include professional fees related to outsourcing services, were unfavorably influenced by $3.6 million of litigation-related expense. As a percentage of total operating revenues, other operating expenses were 20.3 percent, 20.0 percent, and 19.3 percent in the first quarters 2016 and 2015 and the fourth quarter 2015, respectively. Excluding the non-operating charges and litigation expenses, other operating expenses as a percentage of operating revenues were 18.9 percent, 18.3 percent and 19.0 percent in the first quarters 2016 and 2015 and the fourth quarter 2015, respectively, with the first quarter 2016 ratio being unfavorably influenced by the new outsourcing costs as well as lower operating revenues.

As a percentage of title revenues, title losses were 5.6 percent in the first quarter 2016, 8.2 percent in the first quarter 2015 and 5.9 percent in the fourth quarter 2015. Title loss expense decreased 30.3 percent from $33.1 million in the first quarter 2015 to $23.1 million in the first quarter 2016 primarily as a result of an $11.8 million title policy loss reserve strengthening charge relating to several large prior year policies recorded in the first quarter 2015. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred, escrow losses and adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $466.4 million at March 31, 2016.

Depreciation and amortization expense was $8.3 million in the first quarter 2016, compared to $7.1 million in the first quarter 2015 and $8.3 million in the fourth quarter 2015. Included in both the first quarter 2016 and the fourth quarter 2015 were $1.1 million of accelerated depreciation charges relating to our exit from the delinquent loan servicing operations.

Other

Cash used by operations was $31.8 million in the first quarter 2016 compared to $26.9 million for the same period in 2015. The increase in cash used by operations was due to the increase in payments of claims and other liabilities, partially offset by increased collections on accounts receivable and the lower net loss for the first quarter 2016.

During the first quarter 2016, we declared and paid a dividend of $0.30 per common share in connection with the recently announced increase in our annual dividend to $1.20 per common share starting in the fourth quarter 2015. We remain committed to returning capital to stockholders on a regular basis while maintaining our ratings and a capital base that supports the growth in our business and our obligations to our policyholders.

First Quarter Earnings Call

Stewart will hold a conference call to discuss the first quarter 2016 earnings at 8:30 a.m. Eastern Time on Thursday, April 21, 2016. To participate, dial (877) 876-9177 (USA) and (785) 424-1666 (International) - access code STCQ116. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on April 21, 2016 until midnight on April 28, 2016, by dialing (800) 753-0348 (USA) or (402) 220-2672 (International). The access code is also STCQ116.

About Stewart

Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31 (Unaudited)
	2016	2015
Revenues:
Title insurance:
Direct operations	186,002	189,811
Agency operations	224,635	213,189
Mortgage services	22,035	40,772
Investment income	5,070	3,949
Investment and other gains - net	488	1,151
	438,230	448,872
Expenses:
Amounts retained by agencies	183,844	175,800
Employee costs	150,209	162,495
Other operating expenses	87,711	88,775
Title losses and related claims	23,093	33,134
Depreciation and amortization	8,306	7,105
Interest	779	438
	453,942	467,747
Loss before taxes and noncontrolling interests	(15,712)	(18,875)
Income tax benefit	(6,648)	(7,531)
Net loss	(9,064)	(11,344)
Less net income attributable to noncontrolling interests	2,130	1,104
Net loss attributable to Stewart	(11,194)	(12,448)

Net loss per diluted share attributable to Stewart	(0.48)	(0.52)
Diluted average shares outstanding (000)	23,348	23,990

Segment information:
Title revenues	413,163	406,897
Title loss before taxes and noncontrolling interests	(995)	(11,395)

Corporate and other revenues	25,067	41,975
Corporate and other loss before taxes and noncontrolling interests	(14,717)	(7,480)

Selected financial information:
Cash used by operations	(31,841)	(26,870)
Other comprehensive income (loss)	9,020	(4,391)

	March 31, 2016	December 31, 2015

Stockholders' equity	628,491	637,128
Number of shares outstanding (000)	23,351	23,341
Book value per share	26.91	27.30

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	March 31, 2016 (Unaudited)	December 31, 2015
Assets:
Cash and cash equivalents	108,753	179,067
Short-term investments	42,009	39,707
Investments in debt and equity securities available-for-sale, at fair value	626,363	579,849
Receivables – premiums from agencies	33,627	36,393
Receivables – other	60,099	55,111
Allowance for uncollectible amounts	(9,256)	(9,833)
Property and equipment, net	74,303	71,369
Title plants, at cost	75,743	75,743
Goodwill	217,722	217,722
Intangible assets, net of amortization	16,622	18,075
Deferred tax assets	2,737	4,949
Other assets	55,726	53,435
	1,304,448	1,321,587
Liabilities:
Notes payable	115,905	102,399
Accounts payable and accrued liabilities	91,307	118,082
Estimated title losses	466,409	462,622
Deferred tax liabilities	2,336	1,356
	675,957	684,459
Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	181,569	180,385
Retained earnings	437,605	455,519
Accumulated other comprehensive income (loss)	5,063	(3,957)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	621,571	629,281
Noncontrolling interests	6,920	7,847
Total stockholders' equity	628,491	637,128
	1,304,448	1,321,587

Monthly Order Counts:
Opened Orders 2016:	Jan	Feb	Mar	Total	Closed Orders 2016:	Jan	Feb	Mar	Total
Commercial	3,424	3,768	4,139	11,331	Commercial	2,398	2,415	2,805	7,618
Purchase	16,199	19,564	23,318	59,081	Purchase	10,985	12,117	15,607	38,709
Refi	9,054	11,957	12,456	33,467	Refi	8,215	7,506	8,810	24,531
Other	1,134	1,168	1,145	3,447	Other	1,087	1,494	1,204	3,785
Total	29,811	36,457	41,058	107,326	Total	22,685	23,532	28,426	74,643

Opened Orders 2015:	Jan	Feb	Mar	Total	Closed Orders 2015:	Jan	Feb	Mar	Total
Commercial	4,815	4,556	5,239	14,610	Commercial	3,470	3,182	3,362	10,014
Purchase	17,026	19,055	24,011	60,092	Purchase	10,722	11,738	16,046	38,506
Refi	18,794	18,179	17,971	54,944	Refi	8,326	10,656	13,319	32,301
Other	2,025	2,033	2,162	6,220	Other	1,645	1,461	1,813	4,919
Total	42,660	43,823	49,383	135,866	Total	24,163	27,037	34,540	85,740

Appendix A

Adjusted EBITDA (dollars in millions)

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) net loss after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization (EBITDA), and (2) adjusted EBITDA, reflecting non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three months ended March 31, 2016 and 2015.

	Quarter Ended March 31
	2016	2015

Revenues	438.2	448.9
Less: Net realized gains	(0.5)	(1.2)
Adjusted revenues	437.7	447.7

Net loss attributable to Stewart	(11.2)	(12.4)
Noncontrolling interests	2.1	1.0
Income taxes	(6.6)	(7.5)
Loss before taxes and noncontrolling interests	(15.7)	(18.9)
Non-operating charges (excludes depreciation)	3.9	8.5
Litigation expense	3.6	-
Nonrecurring gains, net	(1.6)	-
Prior policy year reserve adjustments, net	-	11.8
Adjusted loss before taxes and noncontrolling interests	(9.8)	1.4
Depreciation & amortization*	8.3	7.1
Interest expense	0.8	0.4

Adjusted EBITDA	(0.7)	8.9

*Includes $1.1 million of accelerated depreciation charges for the first quarter 2016.

Appendix B

Restated 2015 Segment Information

(In thousands of dollars)

The following table presents restated segment information for the 2015 quarters to conform to current segment reporting.

	For the 2015 Quarter Ended
	Mar 31	June 30	Sept 30	Dec 31	Total
Title segment:
Revenues	406,897	496,493	526,112	473,352	1,902,854
Realized gains (losses) - net	201	110	84	(622)	(227)
Depreciation and amortization	3,243	3,290	3,311	3,376	13,220
Loss (income) before taxes and noncontrolling interest	(11,395)	35,770	39,766	12,262	76,403
Pretax margin	-2.8%	7.2%	7.6%	2.6%	4.0%

Corporate and other segment:
Revenues	41,975	35,413	29,591	24,052	131,031
Realized gains (losses) - net	950	279	(896)	(1,475)	(1,142)
Depreciation and amortization	3,862	3,984	4,322	4,910	17,078
Loss before taxes and noncontrolling interest	(7,480)	(4,738)	(45,334)	(9,158)	(66,710)
Pretax margin	-17.8%	-13.4%	-153.2%	-38.1%	-50.9%

Consolidated Stewart:
Revenues	448,872	531,906	555,703	497,404	2,033,885
Realized gains (losses) - net	1,151	389	(812)	(2,097)	(1,369)
Depreciation and amortization	7,105	7,274	7,633	8,286	30,298
Loss (income) before taxes and noncontrolling interest	(18,875)	31,032	(5,568)	3,104	9,693
Pretax margin	-4.2%	5.8%	-1.0%	0.6%	0.5%

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360